UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DYNAVAX TECHNOLOGIES CORPORATION

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DYNAVAX TECHNOLOGIES CORPORATION

2929 Seventh Street, Suite 100

Berkeley, California 94710

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

May 12, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Dynavax Technologies Corporation, a Delaware corporation, or the Company. The meeting will be held on May 12, 2010 at 10:00 a.m. Pacific Time, at the Company’s executive offices 2929 Seventh Street, Suite 100, Berkeley, California 94710 for the following purposes:

1.	To elect our nominees for Class I directors to hold office until the 2013 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

2.	To ratify the selection by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting or any adjournment(s) thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2010 Annual Meeting is March 17, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 12, 2010 at 2929 Seventh Street, Suite 100, Berkeley, California 94710.

The proxy statement and annual report to stockholders

are available at http://www.dynavax.com/2010proxy.htm.

By Order of the Board of Directors

/s/ Michael S. Ostrach
Michael S. Ostrach
Secretary

Berkeley, California

April 12, 2010

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

DYNAVAX TECHNOLOGIES CORPORATION

2929 Seventh Street, Suite 100

Berkeley, California 94710

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

May 12, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors, or Board, of Dynavax Technologies Corporation, or Company or Dynavax, is soliciting your proxy to vote at the 2010 Annual Meeting of stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 2010 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 17, 2010 will be entitled to vote at the annual meeting. On this record date, there were 54,359,311 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 17, 2010 your shares were registered directly in your name with the Company’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 17, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of Class I directors; and

•	Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with her or his best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive. Directions to the Annual Meeting location are available at http://www.dynavax.com/directions.htm.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote using the telephone, simply follow the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card by mail. You may vote by telephone until 11:59 p.m., Eastern Daylight Time, May 11, 2010.

•

To vote using the internet, simply follow the instructions on the enclosed proxy card. If you vote by using the internet, do not return your proxy card by mail. You may vote by using the internet until 11:59 p.m., Eastern Daylight Time, May 11, 2010.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Dynavax. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 17, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of nominees for director and “For” the appointment of the independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Dynavax, Attention: Secretary, at 2929 Seventh Street, Suite 100, Berkeley, California 94710.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your proxy card with the most recent date is the one that will be counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 13, 2011, to Michael S. Ostrach, Esq., Corporate Secretary. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify us before March 15, 2011, for all proxies we receive, the proxy holders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

For the election of directors, the nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 54,359,311 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K within four business days following the voting. If we are unable to obtain final results in that time, we will announce the preliminary results and subsequently file a second current report on Form 8-K with the final results.

What proxy materials are available on the internet?

The 2010 proxy statement and 2009 Annual Report on Form 10-K are available at http://www.dynavax.com/2010proxy.htm.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are Dynavax stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected share/stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker. Direct your written request to Corporate Secretary, Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, California 94710, (510) 858-5100. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

PROPOSAL 1

ELECTIONS OF DIRECTORS

Our Board is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board presently has ten members. There are four directors in the class whose term of office expires in 2010. Each of the nominees listed below is currently a director of the Company. If each nominee is elected at the annual meeting, each of these nominees would serve until the 2013 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the annual meeting of the stockholders. Dr. Dino Dina was the only director in attendance at our 2009 annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information as of March 15, 2010, for the nominees and each person whose term as a director will continue after the Annual Meeting.

Name	Age	Position
Arnold L. Oronsky, Ph.D.	70	Chairperson of the Board
Nancy L. Buc, Esq.	65	Director
Francis R. Cano, Ph.D.	65	Director
Dennis Carson, M.D.	63	Director
Dino Dina, M.D.	63	President, Chief Executive Officer and Director
Denise M. Gilbert, Ph.D.	52	Director
Mark Kessel	68	Director
David M. Lawrence, M.D.	69	Director
Peggy V. Phillips	56	Director
Stanley A. Plotkin, M.D.	77	Director

CLASS I DIRECTOR NOMINEES

Dennis Carson, M.D.

Dr. Carson has been a member of our Board since December 1997. Dr. Carson is a noted researcher in the fields of autoimmune and immunodeficiency diseases and is co-discoverer with Dr. Eyal Raz of the immunostimulatory sequences (ISS) that form the basis of our technology. He has played key roles in the founding of Vical, Inc., a gene therapy company, IDEC Pharmaceuticals, a biopharmaceutical company, and Triangle Pharmaceuticals. Dr. Carson is director of the Rebecca and John Moores Cancer Center at the University of California, San Diego and has been a professor in the Department of Medicine at the University of California, San Diego since 1990. The Board of Directors believes that Dr. Carson’s significant experience in research and development provides important insights for the strategy of the Company, particularly with regard to scientific opportunities for development by our Company. He is a member of the National Academy of

Sciences, American Academy of Arts and Sciences, and the Institute of Medicine, as well as the American Association for Cancer Research, the American Society for Clinical Investigation, the American Society of Hematology, and the Association of American Physicians. He received his M.D. from Columbia University and his B.A. from Haverford College. Dr. Carson completed his residency in internal medicine and a postdoctoral fellowship at the University of California San Diego.

Dino Dina, M.D.

Dr. Dina has been our President and a member of our Board since May 1997 and our Chief Executive Officer, or CEO, since May 1998. From 1982 until he joined us in 1997, Dr. Dina was an employee of Chiron Corporation, a biopharmaceutical company. At Chiron, Dr. Dina held a series of positions with increasing responsibility. He ultimately served as president of Chiron Vaccines (formerly Biocine Company), which he directed from its inception in 1987. Under Dr. Dina’s direction, Chiron Vaccines received the first-ever approval of an adjuvanted influenza vaccine in Italy, successfully completed development of the first genetically engineered pertussis vaccine, and conducted clinical trials for vaccines to prevent HIV, herpes simplex type II, cytomegalovirus, and hepatitis B infections. The virology group he directed was responsible for several key scientific findings, including the discovery, cloning, and sequencing of the hepatitis C virus, and the cloning and sequencing of the viral genomes for HIV and hepatitis A viruses. The Board of Directors believes that Dr. Dina’s extensive involvement with the founding and development of the Company provides experience invaluable to understanding the science of the Company, and his scientific and commercial experience, particularly in vaccines, provides both the scientific and strategic leadership that are essential for the future success of our Company. Prior to joining Chiron, Dr. Dina was employed at Albert Einstein College of Medicine in Bronx, New York, as an assistant professor of genetics from 1977 to 1982. He received his M.D. from the University of Genoa Medical School in Italy.

Denise M. Gilbert, Ph.D.

Dr. Gilbert was appointed to our Board in March 2004. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation), and from 1993 to 1995 she was Chief Financial Officer and Executive Vice President of Affymax. From 1986 through 1993 Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham and Vice President and biotechnology analyst at Montgomery Securities. The Board of Directors believes that Dr. Gilbert’s unique background in finance and support of growing life sciences companies provides particularly important strategic insights for the Board in setting strategy and reviewing the operations of the Company. Dr. Gilbert is also the Chairperson of the Audit Committee and Audit Committee financial expert. Dr. Gilbert serves on the board of Cytokinetics, Inc., a public biopharmaceutical company and KaloBios Pharmaceuticals, Inc., a private biopharmaceutical company. Dr. Gilbert holds a B.S. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

Mark Kessel

Mr. Kessel was appointed to our Board in 2009. Mr. Kessel is a Partner of Symphony Capital LLC, co-founded Symphony in 2002 and is widely recognized as a leader in structuring product development investments for the biopharmaceutical industry. Mr. Kessel is a director and Chairman of Symphony Icon, Inc., and a director of OXiGENE, Inc., both Symphony portfolio companies. In addition, Mr. Kessel is a director of the Global Alliance for TB Drug Development, Fondation Sante´ and the Biotechnology Industry Organization. Mr. Kessel was formerly the Managing Partner of Shearman & Sterling LLP, with day-to-day operating responsibility for this large international law firm. Mr. Kessel is the designee of Symphony Capital Partners LLC on the Board of Directors. The Board of Directors believes that Mr. Kessel’s significant experience with capital raising and complex structured finance products provides the Board of Directors with significant experience and insights for strategic decisions by the Company. He received a B.A. with honors in Economics from the City College of New York and a J.D. magna cum laude from Syracuse University College of Law. Mr. Kessel has written on financing for the biotech industry for Nature Reviews Drug Discovery, Nature Biotechnology and other publications, and on issues related to governance and audit committees for such publications as The Wall Street Journal, Financial Times, The Deal and Euromoney.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

Nancy L. Buc, Esq.

Ms. Buc was appointed to our Board in November 2005. Ms. Buc is a partner in the Washington, D.C. law firm Buc & Beardsley, and has had a long and distinguished legal career with a strong focus on healthcare policy and government service. Ms. Buc formerly served as Chief Counsel for the U.S. Food and Drug Administration. During an earlier period of government service, she served successively as Attorney-Advisor to the Chairman of the Federal Trade Commission (FTC) and Assistant Director of the FTC’s Bureau of Consumer Protection. Ms. Buc has served as a member of several major government panels, including the National Institutes of Health (NIH) Recombinant DNA Advisory Committee, the NIH Consensus Panel on Effective Medical Treatment of Heroin Addiction, and the Office of Technology Assessment’s Advisory Panels on Government Policies and Pharmaceutical Research and Development, and New Developments in Biotechnology. She was also a member of the Institute of Medicine’s committees on Contraceptive Research and Development and NIDA Medications Development. She was also the Chair of the Food and Drug Law Institute’s Board of Directors. The Board of Directors believes that Ms. Buc’s significant experience in healthcare and regulatory matters provides important insights into the regulatory issues faced by our product candidates, as the regulatory pathway for vaccines is highly complex and rapidly changing. She received her Bachelor of Arts degree from Brown University and her Bachelor of Law degree from the University of Virginia, and was awarded an honorary doctor of laws degree from Brown University. She has served as both a trustee and a fellow on the Brown University Corporation, Brown’s governing body. She has been a director of the National Partnership for Women and Families.

David M. Lawrence, M.D.

Dr. Lawrence was appointed to our Board in December 2006. Dr. Lawrence is the Retired Chairman and Chief Executive Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals (KFHP/KFH). Dr. Lawrence currently serves on the Boards of Agilent Technologies, Raffles Medical Group of Singapore, McKesson Corporation, and the RAND Health Advisory Board, among others. He also serves in advisory roles to the biotechnology industry. He has been a consultant to Dynavax since May 2005. Dr. Lawrence joined Kaiser in 1981. He was named chief executive officer of KFHP/KFH in 1991 and chairman of its Board in 1992. Prior to that, he served as vice chairman and chief operating officer as well as a key executive in Kaiser Permanente divisions in Oregon and Colorado. He retired on December 31, 2002. The Board of Directors believes that Dr. Lawrence provides significant insights for the strategy of the Company with respect to product development and commercial positioning, in particular reimbursement and pricing issues. Dr. Lawrence is a graduate of Amherst College (BA), the University of Kentucky (MD), and the University of Washington (MPH). He is Board Certified in General Preventive Medicine (the Johns Hopkins University and the University of Washington). He is a member of Alpha Omega Alpha (Medical Honorary Society) and the Institute of Medicine (National Academy of Sciences).

Stanley A. Plotkin, M.D.

Dr. Plotkin was appointed to our Board in August 2005. Dr. Plotkin is Emeritus Professor of the University of Pennsylvania and Executive Advisor to Sanofi Pasteur. Until 1991, he was Professor of Pediatrics and Microbiology at the University of Pennsylvania, and Professor of Virology at the Wistar Institute and at the same time, Director of Infectious Diseases and Senior Physician at the Children’s Hospital of Philadelphia. In 1991, Dr. Plotkin left the University to join the vaccine manufacturer, Pasteur-Mérieux-Connaught (today, Sanofi Pasteur), where for seven years he was Medical and Scientific Director, based at Marnes-la-Coquette, outside Paris. The Board of Directors believes that Dr. Plotkin’s significant experience in development and manufacturing of vaccines provides significant insights for the strategy of the Company with respect to key technical and operational issues in vaccine development. Dr. Plotkin’s career included internship at Cleveland

Metropolitan General Hospital, residency in pediatrics at the Children’s Hospital of Philadelphia and the Hospital for Sick Children in London and three years in the Epidemic Intelligence Service of the Centers for Disease Control of the U.S. Public Health Service. He has been chairman of the Infectious Diseases Committee and the AIDS Task Force of the American Academy of Pediatrics, liaison member of the Advisory Committee on Immunization Practices and Chairman of the Microbiology and Infectious Diseases Research Committee of the National Institutes of Health.

CLASS III DIRECTOR NOMINEES CONTINUING IN OFFICE UNTIL THE 2012 ANNUAL MEETING

Arnold L. Oronsky, Ph.D.

Dr. Oronsky has been a member of our Board since November 1996 and became Chairman in February 2006. Dr. Oronsky is a managing director with InterWest Partners, a venture capital firm. Prior to joining InterWest Partners in 1994, Dr. Oronsky was Vice President of Discovery Research for the Lederle Laboratories division of American Cyanamid, a pharmaceutical company. From 1973 until 1976, Dr. Oronsky was head of the inflammation, allergy and immunology research program at Ciba-Geigy Pharmaceutical Company. Dr. Oronsky also serves as a senior lecturer in the Department of Medicine at The Johns Hopkins Medical School. Dr. Oronsky has won numerous grants and awards and has published over 125 scientific articles. Dr. Oronsky serves on the board of directors of Anesiva, Inc. The Board of Directors believes that Dr. Oronsky’s significant experience in growing and developing life sciences companies, particularly in the immunology area, provides significant leadership and insights for the Board in defining the strategy of the Company. He received his Ph.D. from Columbia University, College of Physicians and Surgeons and his A.B. from New York University.

Francis R. Cano, Ph.D.

Dr. Cano was appointed to our Board in 2009. Dr. Cano is President and Founder of Cano Biotech Corp., a consulting firm focusing on the vaccine business and also serves on the boards of Biomerica, Inc. and Arbor Vita Corporation. From 1993 to 1996, Dr. Cano was President and Chief Operating Officer for Aviron, which was later acquired by MedImmune in 2001. As a Co-Founder of Aviron, he completed two rounds of venture financing, a licensing agreement with SmithKline Biologicals, and in-licensed Flu-Mist influenza vaccine from the National Institutes of Health. For 21 years, Dr. Cano worked with the Lederle Laboratories Division of American Cyanamid, most recently as Vice President and General Manager of the Biologicals unit. The Board of Directors believes that Dr. Cano’s experience as a founder of and advisor to established vaccine businesses provides significant insights for the strategy of the Company with respect to key technical and operational issues in vaccine development. He earned a Ph.D. in Microbiology from Pennsylvania State University, served as a Research Associate at Rutgers Institute of Microbiology, and holds a M.S. in Microbiology and a B.S. in Biology from St. John’s University.

Peggy V. Phillips

Ms. Phillips was appointed to our Board in August 2006. Ms. Phillips currently also serves on the boards of directors of Portola Pharmaceuticals and the United States Naval Academy Foundation and she served on the board of Western Wireless from 2004 until the acquisition by Alltel in mid-2005. From 1996 until 2002, she served on the board of directors of Immunex Corporation and from 1999 she served as the Chief Operating Officer until the company was acquired by Amgen in 2002. During her career at Immunex, she held positions of increasing responsibility in research, development, manufacturing, sales and marketing. As senior vice president for pharmaceutical development and general manager for Enbrel®, she was responsible for clinical development and regulatory affairs as well as the launch, sales and marketing of the product. Prior to joining Immunex, Ms. Phillips worked at Miles Laboratories. The Board of Directors believes that Ms. Phillips provides significant experience in development and commercialization of biotechnology products. Her background and experience with larger, complex organizations provides significant operational and strategic insights in assessing the strategy of the Company. Ms. Phillips holds a BS and a MS in microbiology from the University of Idaho.

There are no family relationships among any of our executive officers and directors.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, or Audit Committee, has selected and the Board has approved Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young has audited the Company’s financial statements since 2001. Representatives of Ernst & Young are expected to be present at the 2010 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of Ernst & Young, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

AUDIT FEES

In connection with the audit of its 2009 financial statements, the Company entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and 2008, by Ernst & Young, the Company’s principal auditors. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	2009	2008
Audit Fees(1)	$665,000	$669,998
Audit Related Fees(2)	156,500	20,875
Tax Fees(3)	—	—
All Other Fees(4)	2,000	1,500

Total Fees	$823,500	$692,373

(1)

Audit fees include fees for the audit of our consolidated financial statements and interim reviews of our quarterly financial statements, including compliance with the provisions of Sarbanes-Oxley section 404.

(2)

Audit related fees include fees for registration statements, consents and other services related to SEC matters. In 2009, audit related fees included comfort letter fees associated with an equity distribution agreement and the acquisition of Symphony Dynamo, Inc. In 2008, audit related fees included fees for accounting consultations related to a financing transaction and collaboration agreements.

(3)	Tax fees represent fees for professional services provided in connection with the preparation of our federal, state and foreign tax returns and advisory services for other tax compliance matters.

(4)	All other fees represent subscription fees for an online accounting research tool and related database.

PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young. Under the policy the Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual express case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal auditors’ independence.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our named executive officers as of March 15, 2010:

Name	Age	Position
Dino Dina, M.D.	63	President, Chief Executive Officer and Director
Robert L. Coffman, Ph.D.	63	Vice President and Chief Scientific Officer
Zbigniew Janowicz, Ph.D.	59	Chief Executive Officer and Managing Director of Rhein Biotech GmbH (Dynavax Europe)
Jennifer Lew	37	Vice President, Finance
J. Tyler Martin, M.D.	50	Vice President Development and Chief Medical Officer
Michael S. Ostrach	58	Vice President, Chief Business Officer and General Counsel

ROBERT L. COFFMAN, PH.D.

Dr. Coffman has been our Vice President and Chief Scientific Officer since December 2000. Dr. Coffman joined Dynavax from the DNAX Research Institute where he had been since 1981, most recently as Distinguished Research Fellow. Prior to that, he was a postdoctoral fellow at Stanford University Medical School. Dr. Coffman has made fundamental discoveries about the regulation of immune responses in allergic and infectious diseases. He shared the William S. Coley Award for Research in Immunology for discovery of the Th1 and Th2 subsets of T lymphocytes, the two major types of T cells that control most immune responses. Dr. Coffman received his Ph.D. from the University of California, San Diego and his AB from Indiana University. In 2006, Dr. Coffman was elected to the National Academy of Sciences.

ZBIGNIEW JANOWICZ, PH.D.

Dr. Janowicz joined Dynavax in April 2006 when Dynavax acquired Rhein Biotech GmbH (“Dynavax Europe”). In July 2006 Dr. Janowicz was appointed CEO of Dynavax Europe. Dr. Janowicz holds a Ph.D. in Biochemistry. He was one of the co-founders of Rhein Biotech GmbH in 1985 and laid the foundation for the development and commercialization of the Hansenula polymorpha technology platform used in the production of vaccine antigens and other proteins. He also led the successful development of the hepatitis B franchise of the Rhein Biotech GmbH group. From 1996 until 1999, Dr. Janowicz served as R&D Director in the tissue repair business of Curative Technologies. He rejoined Rhein Biotech GmbH in 1999 where he held the position of R&D Director for the Rhein Biotech Group.

JENNIFER LEW

Ms. Lew joined Dynavax in December 2004 and is the Company’s Vice President, Finance and Principal Accounting Officer. With 15 years of experience in finance and accounting, Ms. Lew most recently served as Senior Director and Corporate Controller for Dynavax. Prior to joining the Company, Ms. Lew was with QRS Corporation, an e-commerce provider for the retail industry, as Assistant Controller from 2002 until 2004 and Director of Finance from 2000 until 2002. From 1994 to 1999, Ms. Lew worked for Ernst & Young LLP, most recently as Manager. She earned a B.A. in Economics/Accounting and Government from Claremont McKenna College and is a Certified Public Accountant.

J. TYLER MARTIN, M.D.

Dr. Martin joined Dynavax in February 2009 as Vice President and Chief Medical Officer. Dr. Martin has nearly 20 years of drug development experience. From 2007 to 2008, Dr. Martin was President of Humabs Llc. Previously, Dr. Martin worked at Chiron as the Vice President, Development from 2004 until 2006 and the Director, Clinical Research from 1994 until 1997. In his 7 years at Chiron, Dr. Martin led the team responsible for the development of the novel vaccine adjuvant MF59, the first vaccine adjuvant licensed by regulatory agencies since alum, and approved as FLUAD influenza vaccine in Europe. He has also held senior development and research positions at Sangamo, Inc., Valentis, Inc. and SyStemix/GTI. Dr. Martin received a B.S. in Chemistry and an M.D. from the University of Nebraska. He completed his fellowship in pediatric infectious diseases and molecular microbiology at Washington University in St. Louis, Missouri.

MICHAEL S. OSTRACH

Mr. Ostrach joined Dynavax in October 2006 as Vice President, Chief Business Officer and General Counsel. From 2005 to 2006, he was Chief Operating Officer, Chief Financial Officer and General Counsel at Threshold Pharmaceuticals. From 1997 to 2004, Mr. Ostrach was at Kosan Biosciences, most recently as President and Chief Operating Officer. Mr. Ostrach began his corporate career at Cetus Corporation, where he served in several capacities between 1981 and 1991, initially as general counsel and finally as Senior Vice President of corporate affairs and General Counsel. Following the acquisition of Cetus by Chiron Corporation in 1991, Mr. Ostrach became President of Chiron Technologies. He holds a B.A. from Brown University and a JD from Stanford Law School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we analyze the material elements of our compensation program for our named executive officers, who are identified in the Summary Compensation Table below. This discussion is intended to provide the context necessary to understand the compensation of these senior executives, which is detailed in the tables and narratives that follow.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued scientific leadership and business success, with the ultimate aim of increasing stockholder value. The Compensation Committee of the Board of Directors, or Compensation Committee, determines the form and amount of compensation for our named executive officers with the following guiding principles in mind:

•	Provide compensation that is sufficiently competitive in our industry and geography so that we attract and retain high-quality executive officers;

•	Align the interests of executives and our stockholders using performance-based incentives;

•	Create annual and long-term financial incentives for executives to achieve our business plans and strategic objectives;

•	Motivate executives to deliver long-term results; and

•	Create a team-oriented workplace that promotes innovation, high quality scientific and technical accomplishments and calculated risk-taking to achieve our objectives.

Compensation Setting Process

Our Compensation Committee determines all aspects of compensation for our named executive officers other than our CEO, whose compensation is determined by the Board of Directors. Our Compensation Committee currently consists of three independent, non-officer and non-employee directors: Ms. Buc, Ms. Phillips and Dr. Lawrence. Ms. Buc serves as the Chairperson. Dr. Lawrence was appointed as a member of the Compensation Committee in January 2009.

Compensation Decision Timeline.    In the first quarter of each fiscal year, the Compensation Committee determines compensation targets, base salaries, incentive plan design, and incentive plan performance goals for that year. The Compensation Committee also determines the degree to which our named executive officers have earned incentive compensation for the preceding fiscal year, based on its review of the achievement of annual corporate and individual goals and objectives.

Decision Framework.    With respect to Company compensation practices, our Compensation Committee’s responsibilities include discussions with members of senior management which include our CEO, VP of Human Resources, VP of Finance and General Counsel, in establishing salary and incentive performance payment thresholds and ranges, administration of our incentive compensation and benefits plans, and equity incentive and stock purchase plans.

Generally, our Compensation Committee’s process is comprised of two related elements: the determination of compensation levels and the review and evaluation of performance objectives for the past and current year. For executives other than the CEO, our Compensation Committee solicits and considers evaluations and recommendations provided by the CEO. In the case of the CEO, the evaluation of his performance is conducted by our Compensation Committee, which recommends for Board review and approval any adjustments to his compensation and any stock incentive awards to be granted to him. The CEO may not participate in or be present during any deliberations or determinations of our Compensation Committee or Board of Directors regarding his compensation or individual performance objectives. In addition, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, goals, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels.

Typically, our Compensation Committee meets at least two times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of our Compensation Committee, in consultation with the VP of Human Resources, our VP of Finance and General Counsel. From time to time, various members of management, including the CEO and other employees, as well as outside advisors or consultants may be invited by our Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Compensation Committee has the sole authority to retain compensation consultants and obtain advice and assistance from internal and external legal, accounting or other advisors to assist in its evaluation of executive and director compensation.

Benchmarking.    Because the Compensation Committee considers the competitiveness of its executive compensation program a key objective of the program, it evaluates market information about the compensation of executive officers at similar-sized biotechnology companies within our geographic region, or peer companies. As part of our Compensation Committee’s deliberations, our VP of Human Resources gathers data through sources of information on the median and related percentile compensation levels for biotechnology executives. The primary source of information is the Radford Biotechnology Executive Compensation Survey, from which we collect data for base salary, target annual bonuses and equity compensation for various positions at our peer group companies. We also review data provided by Equilar, Inc. on the reported base salaries, annual bonuses and equity compensation paid for various positions at our peer group companies. The market data is used as a guide, against which the Compensation Committee evaluates the compensation of each of the named executive officers in light of the executive’s scope of responsibility, expertise, business knowledge and past performance. This process allows the Compensation Committee to set compensation at levels it believes are appropriate to retain and motivate our named executive officers. The Compensation Committee reviews the peer group on an annual basis.

The peer group includes publicly held pharmaceutical and biotechnology companies located in the San Francisco Bay Area with which we compete for executive talent and consisted of the following companies: Affymax, Inc., Alexza Pharmaceuticals, Inc., Cytokinetics, Inc., DepoMed, Inc., Durect Corp., Medivation, Inc, Rigel Pharmaceuticals, Inc., Sangamo Biosciences, Inc., Supergen, Inc., Theravance, Inc., and Xenoport, Inc.

In general, the Company typically targets total direct compensation (base salary, cash-based incentives, and equity-based compensation) for our named executive officers at approximately the 75th percentile of peer group data for target performance. The Compensation Committee may elect to set total direct compensation above or below this benchmark, based upon performance, position, experience and budget. The Compensation Committee reviews our performance relative to that of our peer group in order to ensure that benchmark information considered in establishing equity compensation accurately reflects current market conditions. The Compensation Committee believes that annual equity awards create strong incentives to drive future stockholder return.

Elements of Executive Compensation

Our executive compensation program includes the following elements:

•	Base salary;

•	Annual cash-based incentive awards; and

•	Equity-based awards.

In addition, we provide broad-based employee benefits to our named executive officers, including participation in our employee stock purchase plan and severance and change in control benefits, but the Compensation Committee does not consider these benefits or amounts when making determinations about the other elements of our executive compensation program.

Base Salary

Base salary is cash compensation paid to our named executive officers throughout the year, regardless of corporate performance or stockholder returns. The Compensation Committee believes that base salary should be set at levels that are sufficient to attract and retain strong talent in a competitive market for executives. To set base salaries, the Compensation Committee considers competitive market conditions for executive compensation, the Company’s performance and the experience, responsibilities and performance of the individual executive officer.

Annual Cash-Based Incentive Awards

The Compensation Committee uses cash-based incentive awards to reward our named executive officers for performance that is aligned with the interests of our stockholders, as measured by achievement of individual goals and Company goals established by the Board of Directors.

Target incentive compensation is expressed as a percentage of the named executive officer’s annual base salary. For fiscal 2009, the target incentive compensation for each of the named executive officers and the respective allocation of the incentive compensation between corporate and personal goals were as follows:

Name	Target Incentive Compensation (Percentage of Annual Base Salary)	Allocation of Incentive Compensation to Corporate Goals	Allocation of Incentive Compensation to Personal Goals
Dino Dina, M.D.	60%	100%	0%
Robert L. Coffman, Ph.D.	50%	40%	60%
Zbigniew Janowicz, Ph.D.	50%	0%	100%
Jennifer Lew(1)	34%	57%	43%
Michael S. Ostrach	50%	100%	0%

(1)

From January 1 to August 15, 2009, the target incentive compensation for Ms. Lew was 30% of her annual base salary, allocated 20% to corporate goals and 80% to personal goals. From August 16 to December 31, 2009, the target incentive compensation for Ms. Lew was 40% of her annual base salary, allocated 100% to corporate goals.

In 2009, the corporate goals were grouped into two categories including (i) Program-specific activities related to the Company’s lead program, HEPLISAVTM; and (ii) Financing activities. The target weight and achievement percentages for our corporate goals were as follows:

Corporate Goals	Performance Objective	Target Weight	Achievement
Program Development	• Remove clinical hold for HEPLISAV • Resume clinical development for HEPLISAV, including site initiation for two Phase 3 trials by the end of January 2010	50%	50%

Financial	• Secure a minimum of $15M in financing by the end of 2009 to enable clinical development of HEPLISAV	50%	50%

TOTAL		100%	100%

The goals are established with the expectation that results will fall within the 70%—95% range. Results below or above that range are possible if there is significant under- or out-performance by the Company. In fiscal 2009, the Company achieved all of its program development goals following the removal of the clinical hold for HEPLISAV and achieved its financial goal by securing funding through the transaction consummated with Symphony Capital Partners on December 30, 2009.

The target incentive compensation for Dr. Dina, Mr. Ostrach and Ms. Lew (since August 2009) is based 100% on the achievement of Company goals. The Compensation Committee believes that placing a large percentage of total cash compensation “at risk” promotes our pay-for-performance philosophy by aligning incentives to lead the Company to achieve its overall objectives and increase stockholder value.

Our Compensation Committee evaluates the performance of Dr. Coffman based on achievement of corporate and personal goals and determines the incentive amount payable in accordance with such achievement. A portion of Ms. Lew’s compensation was determined based on achievement of personal goals prior to her appointment as a named executive officer in August 2009. The target incentive compensation for Dr. Janowicz is based 100% on the achievement of goals specific to the operations in Düsseldorf, Germany. Our Board and our Compensation Committee have the discretion to determine the level to which goals were achieved, modify the performance criteria or select other performance factors with respect to incentive compensation paid to our named executive officers for any given fiscal year.

The following table summarizes the 2009 performance goals and achievement levels of the named executive officers:

Name	2009 Goals	Achievement
Dino Dina, M.D.	Corporate Goals only	100%

Robert L. Coffman, Ph.D.	Corporate Goals	40%
	Personal Goals: • Management of partnered research programs to develop new product candidates • Strategic planning activities related to HEPLISAV, pipeline programs, maintenance of intellectual property portfolio	60%

Zbigniew Janowicz, Ph.D.	Goals for Düsseldorf Operations: • Manufacturing and process development related to HEPLISAV and pipeline programs • New revenue generation from third party service contracts • Development of preclinical product candidates	58%

Jennifer Lew

Corporate Goals only from August—December 2009

Personal Goals from January—August 2009

•   Management of general and administrative expenses to achieve budgetary target

•   Compensation planning and analysis, including assessment of peer company metrics and disclosures for executive officers and board of directors compensation

•   Development of Finance organization

		57 43	% %

Michael S. Ostrach	Corporate Goals only	100%

In fiscal 2009, the total targeted cash compensation for our named executive officers ranged between the 50th to 60th percentiles of market data from the Radford Survey, which is below our historical 75th percentile benchmark target as the Company attempted to manage the available total cash. As pay practices within our peer group evolve, the Compensation Committee will continue to evaluate our executive compensation.

Equity-Based Awards—Equity Compensation Plans

The Compensation Committee uses equity awards, whether in the form of stock options or restricted stock units that vest over extended periods, primarily to motivate our named executive officers to realize benefits from longer-term strategies that increase stockholder value, and to promote commitment and retention. Equity awards generally vest over four years, which the Compensation Committee believes encourages retention of key leadership while aligning their interests with the interest of stockholders with respect to business growth and stock price appreciation. Certain equity awards vest upon the achievement of performance criteria that the Company believes are critical to its long-term success.

The Compensation Committee believes that stock options are an important form of long-term incentive compensation because they align the executive officer’s interests with the interests of stockholders, since the options have value only if our stock price increases over time. The Compensation Committee also observed that awards of restricted stock units are increasingly common at our peer group companies and have a retention effect because they have value even if our stock price declines. From time to time, the Compensation Committee may consider circumstances that warrant the grant of full value awards such as restricted stock units. Examples of these circumstances include, among others, attracting a new executive to the team; recognizing a promotion to the executive team; retention; and rewarding outstanding long-term contributions.

The Compensation Committee periodically reviews the pool of available options to be granted under the Company’s stock plan as a way to manage grants of equity incentives. In fiscal 2009, the Compensation Committee granted stock options to the named executive officers. In determining the size and types of equity grants to executive officers, the Compensation Committee considers several factors including:

•	each executive officer’s ownership in Dynavax;

•	the overall share usage under our equity compensation plans for grants to our executive officers;

•	the amount of equity that would be available for future issuance following the grants;

•	a targeted level of equity holdings in which 50% of the total equity held by an executive officer is unvested following the new grants of equity;

•	market data collected regarding the equity grant ranges for the peer companies listed above and Radford surveys; and

•	a target equity value based on a percentage of the Company’s total common stock outstanding.

For the CEO, the target equity value is set at the beginning of each fiscal year within a range of 3% to 5% of total common stock outstanding. For the remaining named executive officers, the target equity value is set at the beginning of each fiscal year at up to 1% of the Company’s total common stock outstanding. The following table summarizes the target equity value for the 2009 fiscal year and illustrates how the equity awards were determined for each named executive officer:

Name	Target Equity Value (Percentage of Total Shares Outstanding)	Target Equity Value (Number of Securities Underlying Options)	Total Option Awards Granted During 2009 (Number of Securities Underlying Options)	Total Outstanding Equity Awards at Fiscal Year End	% of Ownership at Fiscal Year End
Dino Dina, M.D.	3% to 5%	1,992,713	200,000	1,389,997	2.6%
Robert L. Coffman, Ph.D.	≤1%	398,543	75,000	430,555	0.8%
Zbigniew Janowicz, Ph.D.	≤1%	398,543	30,000	217,500	0.4%
Jennifer Lew	≤1%	398,543	25,000	105,000	0.2%
Michael S. Ostrach	≤1%	398,543	75,000	425,000	0.8%

Our equity grant practices require that stock options and other equity compensation have prices determined based on the fair market value on the date of grant. In the case of our named executive officers, the date of grant for our stock option awards has been on the later of: the date of approval of the grant by our Board or Compensation Committee, or the date of hire. In the case of non-executive employees and consultants, the date of grant for our stock option awards has been on the later of: the date of approval by our CEO (pursuant to authority delegated by the Compensation Committee) or the date of hire for our employees and consultants. Furthermore, we have adopted a policy that the date of approval by our CEO for all grants to non-executive officer employees and consultants must be made within the first week of the following month from the date of hire. The fair market value of our stock option awards has historically been the NASDAQ closing price on the date of grant.

EQUITY COMPENSATION PLAN

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
1997 Equity Incentive Plan	828,122	$2.80	—
2004 Stock Incentive Plan	4,447,933	$4.15	658,909

Total	5,276,055	$3.94	658,909

Summary of Change in Control and Involuntary Termination Arrangements

Change in Control

To promote retention of certain key officers, our Board has authorized the Company to enter into Management Continuity and Severance Agreements, or Management Agreements, with each of the named executive officers. These agreements were amended in October 2008 for all named executive officers, except for Dr. Janowicz, whose agreement was amended in April 2009 in conformance with his employment agreement and German law. In particular, the purpose of the Management Agreements is to encourage the executives to carry out their duties when there is a possibility of a Change in Control of Dynavax. The Management Agreements are not employment agreements and do not provide any assurance of continued employment.

The Management Agreements define a Change in Control as the occurrence of any of the following events:

•

Change of Ownership—where any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

•

Merger—a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

•

Sale of Assets—if the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Involuntary Termination in connection with a Change in Control

Immediately prior to the effective date of a Change in Control, regardless of whether the executive is offered or accepts a position with the “New Company” (as defined below), the executive shall receive an additional two years vesting of employee stock options to purchase Dynavax common stock that are held by the executive on the effective date of such Change in Control and will immediately vest on such date. In addition, all restricted stock units held by the executive on the effective date of such Change in Control will fully vest immediately on such date.

Additionally, if, during the two-year period following a Change in Control, Dynavax or the New Company terminates the executive’s employment other than for “cause” or if such termination is “involuntary” (as such terms are defined in the agreements), the executive shall receive:

•	a lump-sum cash payment equal to 12 months of the executive’s then effective annual base salary, payable six months from the termination date;

•

a lump-sum cash payment equal to the executive’s target incentive compensation based on the executive’s then effective annual base salary. Dr. Janowicz is instead entitled to a lump-sum cash payment equal to 50% of his effective annual base salary;

•	continuing health insurance benefits for 12 months upon the executive’s election of COBRA Continuation Coverage; and

•

the extension of exercisability of all stock options to purchase the Company’s Common Stock for a period of three years following termination of employment (but in any event not beyond each option’s expiration date).

The Management Agreements define “New Company” as:

•	in the case of a Change in Ownership, the Company;

•	in the case of a Merger, the surviving entity; and

•	in the case of a Sale of Assets, the purchaser of all or substantially all of the Company’s assets.

Involuntary Termination

Under the terms of the Management Agreements, upon “involuntary” termination without “cause” (as such terms are defined in the agreements) the executive shall receive:

•	a lump-sum cash payment equal to six months of the executive’s then effective annual base salary;

•	continuing health insurance benefits for six months upon the executive’s election of COBRA Continuation Coverage;

•	an additional six months vesting of employee stock options to purchase Dynavax common stock that are held by the executive on the effective date of such involuntary termination; and

•	90 days to exercise vested options, as provided under the Incentive Plan.

All of our named executive officers receive the same involuntary termination benefits except the CEO, who receives a cash severance payment equal to 12 months of his then effective annual base salary, 12 months of continuing heath insurance coverage, and an additional 12 months vesting of stock options. Dr. Janowicz is entitled to receive a cash severance payment under the terms of his employment agreement.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2009, 2008 and 2007, compensation awarded to or paid to, or earned by, the Company’s named executive officers during the fiscal year ended December 31, 2009.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Dino Dina, M.D.	2009	$408,000	$244,800	$—	$96,180	$9,631	$758,611
President, Chief Executive Officer and Director	2008	$408,000	$146,880	$117,900	$359,120	$2,538	$1,034,438
	2007	$400,000	$180,000	$—	$1,026,425	$2,180	$1,608,605

Robert L. Coffman, Ph.D.	2009	$305,000	$152,500	$—	$36,068	$19,687	$513,255
Vice President and Chief Scientific Officer	2008	$281,112	$118,067	$78,600	$233,925	$3,511	$715,215
	2007	$275,600	$103,626	$—	$164,228	$4,787	$548,241

Zbigniew Janowicz, Ph.D.(5)	2009	$341,405	$99,007	$—	$14,427	$22,946	$477,785
Chief Executive Officer and Managing Director of Rhein Biotech GmbH (Dynavax Europe)	2008	$360,184	$124,081	$—	$77,093	$20,741	$582,099
	2007	$324,409	$81,751	$—	$—	$18,811	$424,971

Jennifer Lew(6)	2009	$200,625	$68,063	$—	$12,023	$4,242	$284,953
Vice President, Finance

Michael S. Ostrach	2009	$307,000	$153,500	$—	$36,068	$32,318	$528,886
Vice President, Chief Business Officer and General Counsel	2008	$307,000	$110,520	$78,600	$124,760	$3,126	$624,006
	2007	$300,000	$105,600	$—	$—	$2,079	$407,679

(1)	Represents payments pursuant to an approved incentive plan earned for the fiscal year reported, although amounts were paid in the subsequent fiscal year.

(2)

Represents the aggregate grant date fair value of stock awards granted in the fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See note 13 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 16, 2010 for a discussion of assumptions we made in determining the compensation costs included in this column.

(3)

Represents the aggregate grant date fair value of option awards granted in the fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See note 13 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 16, 2010 for a discussion of assumptions we made in determining the compensation costs included in this column.

(4)	Represents the total amount paid during the fiscal year for additional medical insurance and other benefits not offered to all other employees.

(5)

The 2009 base salary of €244,800, 2009 bonus of €70,992, and all other compensation of €16,453 for Dr. Janowicz were converted using the daily average interbank Euro to USD rate for the fiscal year ended December 31, 2009, of 1.39463. The 2008 base salary of €244,880, 2008 bonus of €84,332, and all other compensation of €14,097 for Dr. Janowicz were converted using the daily average interbank Euro to USD rate for the fiscal year ended December 31, 2008, of 1.47134. The 2007 base salary of €236,667, 2007 bonus of €59,640, and all other compensation of €13,723 for Dr. Janowicz were converted using the daily average interbank Euro to USD rate for the fiscal year ended December 31, 2007, of 1.37074.

(6)	Ms. Lew became Vice President, Finance as of August 16, 2009.

GRANTS OF PLAN-BASED AWARDS

The following table shows certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2009.

Name	Grant Date	Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock or Units	Exercise or Base Price of Awards	Aggregate Grant Date Fair Value of Awards Computed in Accordance with FASB ASC Topic 718
Dino Dina, M.D.	3/10/2009	200,000	—	$0.54	$96,180
Robert L. Coffman, Ph.D.	3/10/2009	75,000	—	$0.54	$36,068
Zbigniew Janowicz, Ph.D.	3/10/2009	30,000	—	$0.54	$14,427
Jennifer Lew	3/10/2009	25,000	—	$0.54	$12,023
Michael S. Ostrach	3/10/2009	75,000	—	$0.54	$36,068

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following tables show certain information regarding outstanding equity awards for the named executive officers as of December 31, 2009.

Number of Securities Underlying Options

Name		Grant Date	Outstanding	Exercisable	Unexercisable	Exercise Price	Option Expiration Date
Dino Dina, M.D.	(1)	3/21/2002	66,666	66,666	—	$3.00	3/20/2012
	(3)	3/21/2002	66,666	66,666	—	$3.00	3/20/2012
	(3)	3/21/2002	33,333	33,333	—	$3.00	3/20/2012
	(3)	3/21/2002	33,333	33,333	—	$3.00	3/20/2012
	(1)	12/18/2003	399,999	399,999	—	$3.00	12/17/2013
	(1)	1/20/2005	50,000	50,000	—	$7.49	1/19/2015
	(2)	2/23/2006	100,000	75,000	25,000	$6.06	2/22/2016
	(2)	2/2/2007	250,000	125,000	125,000	$6.19	2/2/2017
	(2)	1/30/2008	100,000	25,000	75,000	$6.12	1/29/2018
	(2)	3/10/2009	200,000	—	200,000	$0.54	3/9/2019

Robert L. Coffman, Ph.D.	(1)	1/22/2003	55,555	55,555	—	$1.50	1/21/2013
	(1)	1/20/2005	75,000	75,000	—	$7.49	1/19/2015
	(2)	2/14/2006	50,000	37,500	12,500	$5.85	2/13/2016
	(2)	2/2/2007	40,000	20,000	20,000	$6.19	2/2/2017
	(2)	2/3/2008	75,000	18,750	56,250	$5.31	2/2/2018
	(2)	3/10/2009	75,000	—	75,000	$0.54	3/9/2019

Zbigniew Janowicz, Ph.D.	(2)	5/11/2006	125,000	93,750	31,250	$5.53	5/11/2016
	(2)	10/4/2006	37,500	28,125	9,375	$4.96	10/4/2016
	(2)	2/11/2008	25,000	6,250	18,750	$5.25	2/10/2018
	(2)	3/10/2009	30,000	—	30,000	$0.54	3/9/2019

Jennifer Lew	(5)	12/1/2004	15,000	15,000	—	$6.65	11/30/2014
	(2)	3/1/2006	5,000	3,750	1,250	$6.06	2/28/2016
	(2)	2/5/2007	10,000	5,000	5,000	$6.12	2/4/2017
	(2)	3/3/2008	25,000	6,250	18,750	$6.55	3/2/2018
	(4)	5/5/2008	25,000	—	25,000	$2.33	5/4/2018
	(2)	3/10/2009	25,000	—	25,000	$0.54	3/9/2019

Michael S. Ostrach	(2)	10/31/2006	250,000	187,500	62,500	$6.17	10/31/2016
	(2)	2/3/2008	40,000	10,000	30,000	$5.31	2/3/2008
	(2)	3/10/2009	75,000	—	75,000	$0.54	3/9/2019

(1)	Options vest monthly over 4 years.

(2)	Options vest annually over 4 years.

(3)	Options vest monthly over 4 years after achievement of performance goals.

(4)	Options fully vested upon second anniversary of grant date.

(5)	25% of the options vest after the first year. The remaining options vest monthly over the remaining 3 years.

Number of Shares of Units

Name		Award Date	Number of Unvested Units	Market Value of Unvested Units(2)
Dino Dina, M.D.	(1)	10/3/2008	90,000	$127,800
Robert L. Coffman, Ph.D.	(1)	10/3/2008	60,000	$85,200
Zbigniew Janowicz, Ph.D.			—	—
Jennifer Lew			—	—
Michael S. Ostrach	(1)	10/3/2008	60,000	$85,200

(1)	100% of stock awards will vest on the third anniversary of the award date.

(2)	The market value of unvested units of stock is calculated by multiplying the number of unvested units by the closing price per share on December 31, 2009 of $1.42.

OPTION EXERCISES AND STOCK VESTED

There were no stock option exercises by our named executive officers during the fiscal year ended December 31, 2009.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR INVOLUNTARY TERMINATION

Change in Control

The table below outlines the potential payments and benefits payable to each current named executive officer in the event of a change in control of Dynavax, as if such event had occurred as of December 31, 2009. Pursuant to each named executive officer’s Management Agreement, all executives are entitled to receive an additional two years of vesting for unvested stock awards in such event. The two years of additional vesting of stock awards is the only benefit provided to our named executive officers in the event of a change in control in which the executive is not involuntarily terminated within a specified period of time prior to or following such event.

Name	Salary Continuation	Non-Equity Incentive Plan Compensation	Continuation of Health Insurance Benefits	Value of Vested Stock and Option Awards(1)
Dino Dina, M.D.	$—	$—	$—	$215,800
Robert L. Coffman, Ph.D.	$—	$—	$—	$118,200
Zbigniew Janowicz, Ph.D.	$—	$—	$—	$13,200
Jennifer Lew	$—	$—	$—	$11,000
Michael S. Ostrach	$—	$—	$—	$118,200

(1)

Represents the value that would have been received by the named executive officer from vested awards (including additional stock vesting) if the event took place on December 31, 2009. The value is calculated based on the “spread” between the closing price per share on December 31, 2009 of $1.42 and the exercise price of the vested awards, to the extent such vested awards were “in the money”.

Involuntary Termination in connection with a Change in Control

The table below outlines the potential payments and benefits payable to each current named executive officer in the event of such executive’s involuntary termination in connection with a change in control of Dynavax and within 24 months following such change in control, as if such event had occurred as of December 31, 2009. All named executive officers are entitled to receive (1) a lump sum cash payment equal to 12 months of the executive’s then current annual base salary, payable six months from the termination date; (2) a lump sum cash payment equal to the executive’s target incentive compensation; (3) 12 months of continuing health insurance benefits paid by the Company; and (4) the extension of exercisability of all stock options for a period of three years following the termination date.

Name	Salary Continuation	Non-Equity Incentive Plan Compensation	Continuation of Health Insurance Benefits	Value of Vested Stock and Option Awards(1)
Dino Dina, M.D.	$408,000	$244,880	$10,545	$215,800
Robert L. Coffman, Ph.D.	$305,000	$140,560	$18,314	$118,200
Zbigniew Janowicz, Ph.D.(2)	$341,405	$170,703	$—	$13,200
Jennifer Lew	$210,000	$84,000	$4,550	$20,551
Michael S. Ostrach	$307,000	$153,500	$23,058	$118,200

(1)

Represents the value that would have been received by the named executive officer from vested awards (including additional stock vesting) if the event took place on December 31, 2009. The value is calculated based on the “spread” between the closing price per share on December 31, 2009 of $1.42 and the exercise price of the vested awards, to the extent such vested awards were “in the money”.

(2)

Represent the maximum potential payments and benefits under the terms of the Management Agreement for Dr. Janowicz, which were converted using the daily average interbank Euro to USD rate for the fiscal year ended December 31, 2009, of 1.39463. If Dr. Janowicz elects to receive his benefits under the terms of his employment agreement, he would only be eligible for a lump sum cash payment of 12 months of his current base salary.

The amounts in the table above do not include payments and benefits to the extent provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Involuntary Termination

The table below outlines the potential payments and benefits payable to each current named executive officer in the event of an involuntary termination of the executive’s employment, as if such event had occurred on December 31, 2009. All named executive officers with the exception of Dr. Dina, in the event of an involuntary termination of their respective employment other than for cause and not within 24 months following a change in control of Dynavax, would receive: (1) a lump sum cash payment equal to six months of the executive’s then current annual base salary; (2) six months of continuing health insurance benefits paid by the Company; (3) an additional six months vesting of the executive’s stock awards; and (4) 90 days to exercise vested options. Dr. Dina is entitled to (1) 12 months base salary; (2) an additional 12 months vesting of stock awards; and (3) 12 months of continuing health insurance benefits. Dr. Janowicz is also eligible to receive a lump sum cash payment of 12 months of his current base salary in the event of an involuntary termination under the terms of his employment agreement.

Name	Salary Continuation	Non-Equity Incentive Plan Compensation	Continuation of Health Insurance Benefits	Value of Vested Stock and Option Awards(1)
Dino Dina, M.D.	$408,000	$—	$7,422	$44,000
Robert L. Coffman, Ph.D.	$152,500	$—	$11,307	$16,500
Zbigniew Janowicz, Ph.D.(2)	$341,405	$—	$—	$—
Jennifer Lew	$105,000	$—	$4,425	$12,426
Michael S. Ostrach	$153,500	$—	$13,679	$16,500

(1)

Represents the value that would have been received by the named executive officer from vested awards (including additional stock vesting) if the event took place on December 31, 2009. The value is calculated based on the “spread” between the closing price per share on December 31, 2009 of $1.42 and the exercise price of the vested awards, to the extent such vested awards were “in the money”.

(2)

Represent maximum potential payments and benefits under the terms of the employment agreement for Dr. Janowicz, which were converted using the daily average interbank Euro to USD rate for the fiscal year ended December 31, 2009, of 1.39463. If Dr. Janowicz elects to receive his benefits under the terms of his Management Agreement, he would receive the same benefits as the other named executive officers.

The amounts in the table above do not include payments and benefits to the extent provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned	Option Awards(1)	Total
Arnold L. Oronsky, Ph.D.	$50,500	$10,292	$60,792
Nancy L. Buc, Esq.	$40,500	$10,292	$50,792
Francis R. Cano, Ph.D.	$5,500	$22,586	$28,086
Dennis Carson, M.D.	$30,000	$10,292	$40,292
Denise M. Gilbert, Ph.D.	$56,500	$10,292	$66,792
Mark Kessel	$—	$25,890	$25,890
David M. Lawrence, M.D	$38,500	$10,292	$48,792
Peggy V. Phillips	$36,500	$10,292	$46,792
Stanley A. Plotkin, M.D.	$26,500	$10,292	$36,792

(1)

Represents the aggregate grant date fair value of option awards granted in the fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See note 13 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 16, 2010 for a discussion of assumptions we made in determining the compensation costs included in this column.

CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

During 2008, we transferred from the Nasdaq Global Stock Market to the Nasdaq Capital Market. As required under the Nasdaq Capital Market, or NASDAQ, listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Buc, Ms. Phillips as well as Drs. Carson, Cano, Gilbert, Lawrence, Oronsky and Plotkin. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

In determining the independence of Dr. Carson, the Board took into account his role as the university-nominated representative on the evaluation committee to oversee aspects of the agreement between the Regents of the University of California and Dynavax and determined that this relationship would not interfere with Dr. Carson’s exercise of independent judgment in carrying out his responsibilities as a director.

In determining the independence of Dr. Lawrence, the Board acknowledged that, prior to his election to the Board in December 2006; the Company had entered into a one year consulting arrangement with Dr. Lawrence as of November 1, 2006 pursuant to which Dr. Lawrence agreed to provide strategic and business advice. In consideration for these services, Dr. Lawrence received 50,000 stock options and consulting fees at a daily rate of $3,000 for meetings and travel. The total cash value of the agreement may not exceed $50,000. All 50,000 stock options are subject to performance-based vesting requirements dependent upon the achievement of specified corporate partnering objectives. The consulting agreement expired upon Dr. Lawrence’s appointment to our Board in December 2006. The Board does not believe that this relationship would interfere with Dr. Lawrence’s exercise of independent judgment in carrying out his responsibilities as a director.

Dr. Dina, our President and CEO, is not an independent director by virtue of his employment with the Company. Mark Kessel, Partner of Symphony Capital LLC, is not an independent director due to his designation by and affiliation with the Company via Symphony Capital’s ownership of approximately 15% of the Company’s outstanding common stock.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

MEETINGS OF THE BOARD OF DIRECTORS

Our Board of Directors met 11 times during fiscal year 2009. Drs. Carson and Plotkin attended 8 and 7 of the Board of Director meetings, respectively, held in 2009. All other Board members attended 75% or more of the aggregate of the meetings of the Board and of the committees, on which the member served, held during the period of services as a director or committee member.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The following table provides membership and meeting information for fiscal 2009 for each of the Board committees:

Name	Audit		Compensation		Nominating
Nancy L. Buc, Esq.			X	*
Denise M. Gilbert, Ph.D.	X	*
Peggy V. Phillips	X		X
Arnold L. Oronsky, Ph.D.	X				X	*
David M. Lawrence, M.D.			X
Total Members	3		3		1
Total Meetings	5		4		0

*	Committee Chairperson

Below is a description of each committee of our Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has determined that each member of each committee meets the applicable NASDAQ listing standards and related rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors, or Audit Committee, is composed of three directors: Dr. Gilbert (Chairperson), Dr. Oronsky and Ms. Phillips. In addition to determining that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards), the Board determined that Dr. Gilbert qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Dr. Gilbert’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates under a written charter that is available on the Company’s website at http://investors.dynavax.com/governance.cfm.

Among other things, the charter specifically requires our Audit Committee to:

•	review and monitor the policies and procedures adopted by the Company to fulfill its responsibilities regarding the reliability of the Company’s financial statements;

•	appoint, compensate, and oversee the work of the Company’s independent registered public accounting firm;

•	approve and monitor all audit and non-audit services performed by the Company’s independent registered public accounting firm;

•	review and approve or reject transactions between the Company and any related persons;

•	confer with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•

establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review and evaluate the Company’s accounting principles and systems of internal controls; and

•

review and approve the disclosure of the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, or Ernst & Young, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing. The audit committee relies, without independent verification, on the information provided to the committee and on the representations made by management and the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

During 2009, the Audit Committee met on 5 occasions. We also met periodically throughout the year in executive sessions with Ernst & Young, without the presence of the Company’s management. During the course of these meetings, and at other times during 2009, we:

•

discussed with management and Ernst & Young management’s continued testing and evaluation of its system of internal control over financial reporting. We also reviewed Ernst & Young’s Report of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K, or Annual Report, related to its audit of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting;

•

reviewed and discussed with management and Ernst & Young the annual audited financial statements before filing the Company’s Annual Report with the SEC, addressing the acceptability of the Company’s accounting principles and such other matters as the Statement on Auditing Standards No. 61 (Communication with Audit Committees) requires us to discuss, and recommended to the Board that the financial statements should be included in the Annual Report;

•

reviewed and discussed with management and Ernst & Young the Company’s quarterly unaudited financial statements before the issuance of its quarterly financial results press releases and the filing of its Quarterly Reports on Form 10-Q with the SEC;

•

discussed with management and Ernst & Young significant financial reporting matters, including the accounting for significant transactions such as revenue and financing arrangements, variable interest entities, goodwill and intangible asset impairment, and stock-based compensation;

•	appointed and oversaw the work and compensation of Ernst & Young;

•

reviewed and provided guidance with respect to the external audit and the Company’s relationship with Ernst & Young by (1) reviewing Ernst & Young’s proposed audit scope, approach, compensation and independence; (2) obtaining statements from Ernst & Young regarding relationships and services with the Company which may impact independence as required by Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence”; (3) discussing with Ernst & Young the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and whether there were disagreements with management; and (4) obtaining assurance from Ernst & Young that the requirements of Section 10A of the Exchange Act have been met; and

•	reviewed, in conjunction with the Company’s legal counsel, all legal matters that could have a significant impact on the Company’s financial statements or compliance policies.

Based on our reviews and discussions as described above, and based on the report of Ernst & Young, we recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2009, for filing with the SEC. We also recommended to the Board, and the Board has approved, that Ernst & Young be appointed as the Company’s independent registered public accounting firm for 2010. In making this recommendation, we considered whether Ernst & Young’s provision of services other than audit services is compatible with maintaining independence of our independent registered public accounting firm. Although we have the sole authority to appoint the independent registered public accounting firm, we continued the long-standing practice of recommending that the Board ask the stockholders at their annual meeting to ratify the appointment of Ernst & Young as the independent registered public accounting firm.

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Dr. Denise M. Gilbert, Chairperson

Dr. Arnold L. Oronsky

Ms. Peggy V. Phillips

Compensation Committee

Our Compensation Committee is composed of three directors: Ms. Buc (Chairperson), Ms. Phillips and Dr. Lawrence. Dr. Lawrence joined the Compensation Committee in January 2009. All members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee acts on behalf of the Board to review, recommend for adoption, and oversee the Company’s compensation strategy, policies, plans and programs. The Compensation Committee operates under a written charter that is available on the Company’s website at http://investors.dynavax.com/governance.cfm.

Among other things, the charter specifically requires our Compensation Committee to:

•

establish corporate and individual performance objectives relevant to the compensation of the Company’s named executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•	review and recommend to the Board for approval the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s CEO;

•	approve the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s named executive officers; and

•	administer the Company’s equity compensation plans, deferred compensation plans and other similar plan and programs.

Under its charter, our Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2009, our Compensation Committee authorized a subcommittee, currently composed of Dr. Dina, to which it delegated authority to grant, without any further action required by our Compensation Committee, stock options or restricted stock to employees and consultants who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-executive employees and consultants, particularly new employees, within specified limits approved by our Compensation Committee.

Report of the Compensation Committee of the Board of Directors

During 2009, our Compensation Committee met 4 times to review new disclosure and certification requirements regarding executive compensation and discuss our current compensation practices. During the course of these meetings, we:

•	assessed the achievement of corporate goals as they related to executive compensation during the first quarter of the year;

•	reviewed and recommended to the Board annual compensation, bonus payment and stock incentive awards to Dr. Dina;

•	approved performance and related compensation payments to the Company’s other named executive officers, including annual compensation, bonus payments and stock incentive awards;

•

approved an aggregate limit on options subject to grant by Dr. Dina based on approved hiring plans and ranges of grants for prospective hires and consultants. As part of our oversight function, we reviewed the list of grants made by Dr. Dina, which during the most recent fiscal year, included an aggregate of 32,100 shares to non-officer employees and no shares to consultants; and

•	reviewed the Company’s equity compensation plans, deferred compensation plans and other similar plans and programs.

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Ms. Nancy L. Buc, Esq.

Dr. David M. Lawrence, M.D.

Ms. Peggy V. Phillips

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during the fiscal year ended December 31, 2009 were Ms. Buc, Dr. Lawrence and Ms. Phillips. None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended December 31, 2009. None of our named executive officers currently serve, or in the past year have served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Nominating Committee

The Nominating Committee of the Board of Directors, or Nominating Committee, consists of Dr. Oronsky and is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, and identifying with the CEO candidates for appointment or election to the Board. In the case of a new director candidate, the Nominating Committee also determines whether the nominee is independent based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Among the qualifications to be considered in the selection of candidates are broad experience in business, finance or administration; familiarity with the Corporation’s industry; and prominence and reputation. Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the Board’s attention, there is further consideration of whether the individual has the time available to devote to the work of the Board and one or more of its committees. The Nominating Committee did not meet during the fiscal year. The Nominating Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investors.dynavax.com/governance.cfm.

At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have not established a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent.

TRANSACTIONS WITH RELATED PERSONS

It is the Company’s policy that the Audit Committee investigate, review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Audit Committee by management, the independent auditors, employees, officers, members of the Board or otherwise, between (a) Dynavax and (b) any employee, officer or member of the Board of Dynavax, or any affiliates of the foregoing.

We have entered into indemnity agreements with each of our officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law.

On November 9, 2009, the Company and Symphony Dynamo Holdings LLC (“Holdings”) entered into a series of related agreements pursuant to which the parties agreed to enter into in an amended and restated purchase option agreement (the “Amended Purchase Option Agreement”) under which the Company acquired rights to certain research and development program assets previously exclusively licensed to an affiliate of Holdings. In connection with the amendments and the Amended Purchase Option Agreement, Company and

Holdings also entered into a warrant purchase agreement (the “Warrant Purchase Agreement”), an amended and restated registration rights agreement (the “Amended Registration Rights Agreement”), a Standstill and Corporate Governance Agreement (the “Governance Agreement”) and a promissory note (the “Note”) with Holdings (such agreements, together with the Amended Purchase Option Agreement, are collectively referred to as the “Transaction Documents”). The stockholders of the Company approved the Transaction Documents and the transaction closed on December 30, 2009.

Under the Amended Purchase Option Agreement, the Company: (i) issued to Holdings 13,000,000 shares of its common stock (the “Shares”) in exchange for the cash held by SDI of $20.4 million, which represents a share price of $1.57 per share; (ii) issued to Holdings five-year warrants to purchase 2,000,000 shares of its common stock (the “Warrant”), at an exercise price of $1.94 per share, which represented a 25% premium over Company’s preceding 30 trading-day volume weighted-average price per share of $1.55 through November 9, 2009, pursuant to the Warrant Purchase Agreement. The Company provided certain registration rights under the Securities Act of 1933, as amended, with respect to the Shares and the shares of Company’s common stock issuable upon exercise of the Warrant pursuant to the Amended Registration Rights Agreement.

Further, as part of the Transaction Documents, the Company reacquired the rights to its proprietary technology for its hepatitis C and cancer therapies. Holdings will be entitled to receive payments from the Company equal to 50% of the first $50 million from any upfront, pre-commercialization milestone or similar payments received by the Company from any agreement with a third party with respect to the development and/or commercialization of the Company’s hepatitis C and cancer therapies. Further, the Company entered into the Note with Holdings to defer a $15 million payment obligation due to Symphony by 20 months (until December 31, 2012) and convert the obligation previously payable solely in cash, to payable in stock and/or cash at the Company’s election.

In addition, as part of the Transaction Documents, pursuant to the Corporate Governance Agreement, for as long as Holdings and its affiliates, which include Symphony Capital Partners LLC (“Symphony”), beneficially own 10% or more of our outstanding common stock, we agreed to use our commercially reasonable efforts to cause to be elected and remain as directors on our Board of Directors one individual designated by Holdings and a second individual who shall be an independent third party designated by Holdings and reasonably acceptable to us. Holdings designated Mark Kessel, a partner of Symphony, as its designee and Mr. Kessel has been appointed to our Board of Directors. No independent nominee has yet been designated.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009, such SEC filing requirements were satisfied, except that one report for certain of our directors, covering one transaction for each of them representing notification of an annual grant of stock options, was filed late by each of Dr. Oronsky, Ms. Buc, Dr. Carson, Dr. Gilbert, Dr. Lawrence, Ms. Phillips, and Dr. Plotkin. Additionally, two reports, covering two transactions, were filed late by Biotechnology Value Fund, L.P. and its affiliated entities.

CODE OF ETHICS

We have adopted the Dynavax Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics is available upon written request. We will provide a written copy of the Dynavax Code of Business Conduct and Ethics to anyone without charge, upon request written to Dynavax Technologies Corporation, Attention: Jennifer Lew, 2929 Seventh Street, Suite 100, Berkeley, CA 94710-2753, (510) 848-5100. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. There have been no waivers to the Code of Business Conduct and Ethics as of March 15, 2010.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2010 by: (i) each director and nominee for director; (ii) the Company’s CEO, Principal Financial Officer and its three other most highly compensated executive officers during the year ended December 31, 2009, or the named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Name and Address of Beneficial Owner	Number of Shares(2)	Percent of Shares Beneficially Owned(3)
Symphony Capital Partners, LP(18)	8,340,800	15.3%
875 Third Avenue
New York, NY 10022
Biotechnology Value Fund, L.P.	4,560,851	8.4%
900 North Michigan Avenue, Suite 1100
Chicago, Illinois 60611(4)
Lawrence E. Auriana	3,000,000	5.5%
140 East 45th Street, 43rd Floor
New York, New York 10017-9301(5)

Named Executive Officers and Directors(1)
Dino Dina, M.D.(6)	1,368,984	2.5%
Robert L. Coffman, Ph.D.(7)	307,249	*
Michael S. Ostrach(8)	226,250	*
Zbigniew Janowicz, Ph.D.(9)	173,125	*
Jennifer Lew(10)	73,582	*
Arnold L. Oronsky, Ph.D.(11)	654,323	1.2%
Dennis Carson, M.D.(12)	128,119	*
Peggy V. Phillips(13)	87,500	*
Denise M. Gilbert, Ph.D.(14)	70,000	*
Nancy L. Buc, Esq.(15)	63,500	*
Stanley A. Plotkin, M.D.(16)	60,000	*
David Lawrence, M.D.(17)	45,000	*
Francis R.Cano, Ph.D.	—	*
Mark Kessel(18)	8,340,800	15.3%
All executive officers and directors as a group (14 persons)(19)	11,598,432	20.5%

*	Less than one percent.

(1)	The address of each of the named executive officers and directors is c/o Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, California 94710.

(2)

To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of our common stock subject to options currently exercisable or that will become exercisable within 60 days after March 15, 2010 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Applicable percentages are based on 54,359,311 shares of our common stock outstanding as of March 15, 2010, adjusted as required by the rules of the Securities and Exchange Commission.

(4)	Based on a Schedule 13G filed by Biotechnology Value Fund, L.P. on February 10, 2010 with the Securities and Exchange Commission.

(5)	Based on a Schedule 13D filed by Lawrence E. Auriana on December 29, 2008 with the Securities and Exchange Commission.

(6)

Includes 203,214 shares held by the Dino Dina 1999 Revocable Trust, of which Dr. Dina is trustee. Also includes 28,273 shares purchased through the employee stock purchase plan, 100,000 shares owned directly by Dr. Dina and options to purchase 1,037,497 shares of common stock exercisable within 60 days of March 15, 2010.

(7)	Includes options to purchase 266,805 shares of common stock exercisable within 60 days of March 15, 2010.

(8)	Includes options to purchase 226,250 shares of common stock exercisable within 60 days of March 15, 2010.

(9)	Includes options to purchase 173,125 shares of common stock exercisable within 60 days of March 15, 2010.

(10)	Includes 2,332 shares purchased through the employee stock purchase plan and options to purchase 71,250 shares of common stock exercisable within 60 days of March 15, 2010.

(11)

Includes (i) options to purchase 70,000 shares of common stock exercisable within 60 days of March 15, 2010 and (ii) 584,323 shares held by InterWest Partners V L.P. Mr. Oronsky is a general partner of the general partner of InterWest Partners V L.P. and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(12)	Includes options to purchase 60,000 shares of common stock exercisable within 60 days of March 15, 2010.

(13)	Includes options to purchase 42,500 shares of common stock exercisable within 60 days of March 15, 2010.

(14)	Includes options to purchase 70,000 shares of common stock exercisable within 60 days of March 15, 2010.

(15)	Includes options to purchase 57,500 shares of common stock exercisable within 60 days of March 15, 2010.

(16)	Includes options to purchase 60,000 shares of common stock exercisable within 60 days of March 15, 2010.

(17)	Includes options to purchase 45,000 shares of common stock exercisable within 60 days of March 15, 2010.

(18)

Indicates 7,910,764 shares of common stock directly owned by Symphony Capital Partners, L.P. (“Symphony Capital Partners”), 430,036 shares of common stock directly owned by Symphony Strategic Partners, LLC (“Symphony Strategic Partners”) and options to purchase 20,000 shares of common stock exercisable within 60 days of March 15, 2010 held by Mark Kessel personally. Mr. Kessel is a Managing Member of Symphony GP LLC, which is the general partner of Symphony Capital GP, L.P., which is the general partner of Symphony Capital Partners, L.P., and is also a Managing Member of Symphony Strategic Partners LLC.

(19)

Total number of shares includes 9,418,505 shares of common stock in aggregate held as of March 15, 2010 by our executive officers and directors and entities affiliated with such executive officers and directors. Also includes options to purchase 11,598,432 shares of common stock exercisable within 60 days of March 15, 2010.

PERFORMANCE GRAPH

The chart below compares total stockholder return on an investment of $100 in cash on February 19, 2004, the date our common stock first started trading on NASDAQ, for: our common stock, The NASDAQ Stock Market (U.S. companies), and the NASDAQ Pharmaceutical Preparation Index. All values assume reinvestment of the full amount of all dividends.

Note: Dynavax management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2010 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ MICHAEL S. OSTRACH
Michael S. Ostrach
Secretary

April 12, 2010

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Secretary, Michael S. Ostrach, Dynavax Technologies Corporation, 2929 SEVENTH STREET, SUITE 100, BERKELEY, CA 94710.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

DYNAVAX TECHNOLOGIES CORPORATION

INTERNET http://www.proxyvoting.com/dvax

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

68768

FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR the listed nominees.

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

1. Election of the I Class Directors Nominees:

01 Dino Dina, M.D.

02 Dennis Carson, M.D.

03 Denise Gilbert, Ph.D.

04 Mark Kessel

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Please mark your votes as indicated in this example X

The Board of Directors recommends a vote FOR the following proposal.

FOR AGAINST ABSTAIN

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

Mark Here for

Address Change

or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

68768

You can now access your Dynavax Technologies Corporation account online.

Access your Dynavax Technologies Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Dynavax Technologies Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The 2010 Proxy Statement and the 2009 Annual Report to Stockholders are available at:

http://www.dynavax.com/2010proxy.htm

Dynavax Technologies Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DYNAVAX TECHNOLOGIES CORPORATION

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

May 12, 2010

The undersigned stockholder of DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 12, 2010, and the Company’s Annual Report on Form

10-K for the year ended December 31, 2009 and hereby appoints Dino Dina, M.D. and Jennifer Lew, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of the Company

to be held on May 12, 2010 at 10:00 a.m., Pacific Time, at the Company’s offices at 2929 Seventh Street, Suite 100, Berkeley, California, and at any

postponement or adjournment thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE

ELECTION OF THE CLASS I DIRECTORS, AND (2) THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY

COME BEFORE THE MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

(Continued and to be marked, dated and signed, on the other side)